Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

5 Year Autocallable Securities Linked to SPXF4EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF4EV6”)
Pricing date:	October 27, 2026
Valuation dates:	Monthly, beginning approximately one year after issuance
Final valuation date:	October 27, 2031
Maturity date:	October 30, 2031
Final barrier value:	50.00% of the initial underlying value
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	At least 21.75% per annum*
CUSIP / ISIN:	17334DSB9 / US17334DSB90
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than or equal to the initial underlying value:

$1,000 + the premium applicable to the final valuation date

•If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value:

$1,000

•If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated October 2, 2026

* The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security**

Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
October 27, 2027	21.75%	$1,217.50
November 29, 2027	23.5625%	$1,235.625
December 27, 2027	25.375%	$1,253.75
January 27, 2028	27.1875%	$1,271.875
February 28, 2028	29.00%	$1,290.00
March 27, 2028	30.8125%	$1,308.125
April 27, 2028	32.625%	$1,326.25
May 30, 2028	34.4375%	$1,344.375
June 27, 2028	36.25%	$1,362.50
July 27, 2028	38.0625%	$1,380.625
August 28, 2028	39.875%	$1,398.75
September 27, 2028	41.6875%	$1,416.875
October 27, 2028	43.50%	$1,435.00
November 27, 2028	45.3125%	$1,453.125
December 27, 2028	47.125%	$1,471.25
January 29, 2029	48.9375%	$1,489.375
February 27, 2029	50.75%	$1,507.50
March 27, 2029	52.5625%	$1,525.625
April 27, 2029	54.375%	$1,543.75
May 29, 2029	56.1875%	$1,561.875
June 27, 2029	58.00%	$1,580.00
July 27, 2029	59.8125%	$1,598.125
August 27, 2029	61.625%	$1,616.25
September 27, 2029	63.4375%	$1,634.375
October 29, 2029	65.25%	$1,652.50
November 27, 2029	67.0625%	$1,670.625
December 27, 2029	68.875%	$1,688.75
January 28, 2030	70.6875%	$1,706.875
February 27, 2030	72.50%	$1,725.00
March 27, 2030	74.3125%	$1,743.125
April 29, 2030	76.125%	$1,761.25
May 28, 2030	77.9375%	$1,779.375
June 27, 2030	79.75%	$1,797.50
July 29, 2030	81.5625%	$1,815.625
August 27, 2030	83.375%	$1,833.75
September 27, 2030	85.1875%	$1,851.875
October 28, 2030	87.00%	$1,870.00
November 27, 2030	88.8125%	$1,888.125
December 27, 2030	90.625%	$1,906.25
January 27, 2031	92.4375%	$1,924.375
February 27, 2031	94.25%	$1,942.50
March 27, 2031	96.0625%	$1,960.625
April 28, 2031	97.875%	$1,978.75
May 27, 2031	99.6875%	$1,996.875
June 27, 2031	101.50%	$2,015.00
July 28, 2031	103.3125%	$2,033.125
August 27, 2031	105.125%	$2,051.25
September 29, 2031	106.9375%	$2,069.375

If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity per Security***

Assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$2,087.50
50.00%	$2,087.50
25.00%	$2,087.50
0.00%	$2,087.50
-0.01%	$1,000.00
-25.00%	$1,000.00
-50.00%	$1,000.00
-50.01%	$499.90
-75.00%	$250.00
-100.00%	$0.00

*** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•Your potential return on the securities is limited.

•The securities do not pay interest.

•You will not receive dividends or have any other rights with respect to the underlying.

•The securities may be automatically redeemed prior to maturity.

•The securities offer downside exposure, but no upside exposure, to the underlying.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

•The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.

•The underlying may be adversely affected by a time lag in its volatility targeting mechanism.

•The underlying may be adversely affected by a “decay” effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the underlying will be reduced by a decrement of 6% per annum.

•The underlying may not fully participate in any appreciation of the Underlying Futures Index.

•The underlying may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility.

•The underlying may significantly underperform the S&P 500® Index.

•The underlying has limited actual performance information.

•An affiliate of ours participated in the development of the underlying.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.